EXHIBIT 99.1

Tuesday, July 26, 2016

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Record Second Quarter Net Income

West Point, Va., July 26, 2016—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported record second quarter net income of $4.7 million in 2016, or $1.37 per common share assuming dilution, compared with $4.1 million, or $1.21 per common share assuming dilution, for the second quarter of 2015.  The Corporation reported net income of $7.2 million for the first six months of 2016, or $2.08 per common share assuming dilution, compared with $6.7 million, or $1.98 per common share assuming dilution, for the first six months of 2015.   Earnings in 2016 included one-time revenue items during the second quarter associated with a contract amendment for one of the Bank’s debit card programs ($237,000 after tax), the Bank’s bank-owned life insurance (BOLI) program ($493,000 after tax) and a gain on the sale of a Bank-owned property ($92,000 after tax).

For the second quarter of 2016, the Corporation’s annualized return on average common equity (ROE) and annualized return on average assets (ROA) were 14.11 percent and 1.35 percent, respectively, compared to 13.12 percent ROE and 1.20 percent ROA for the second quarter of 2015.  For the first six months of 2016, on an annualized basis, the Corporation’s ROE and ROA were 10.75 percent and 1.02 percent, respectively, compared to 10.83 percent and 1.00 percent, respectively, for the first six months of 2015.

The increases in ROE and ROA for the second quarter of 2016 and in ROA for the first six months of 2016, compared to the same periods in 2015,  resulted from higher net income, which outpaced growth in average equity and average assets.    The decline in ROE for the first six months of 2016, compared to the first six months of 2015, resulted from internal capital growth of 7.1 percent since June 2015, which outpaced earnings growth.

“The Corporation’s net income for the second quarter and first six months of 2016 increased 15.7 percent and 6.2 percent, respectively, compared to the same periods in 2015,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “We are particularly pleased with the external loan growth of 15.3 percent at the retail banking segment since June 30, 2015.  We have strengthened our commercial lending team by hiring experienced lenders and, most recently, expanded by adding a commercial lending team in the Charlottesville market. We are positioning the retail banking segment to be one of the best banks for commercial, business and individual customers in the markets we serve.”

“As previously announced, we welcomed two new Bank directors during the second quarter of 2016. Dr. Julie Richardson Agnew is Class of 2018 Associate Professor of Finance and Economics and the past inaugural Director of the Boehly Center for Excellence in Finance at the College of William &  Mary’s Mason School of Business, and Beth Rilee-Kelley is President and Chief Operating Officer of The Martin Agency. Their knowledge and experience will be extremely valuable to our organization and we are very fortunate to have them as members of the Bank’s board.”

“In addition to the one-time revenue items mentioned above, the increases in the Corporation’s net income for the second quarter and first six months of 2016 resulted from earning asset growth at both the retail banking and consumer finance segments, as well as higher loan production at the mortgage banking segment as compared to the 2015 periods,” said Tom Cherry, President of C&F Financial Corporation.  “The hiring of experienced lenders and expansion of our market areas have resulted and continue to result in loan growth at the retail banking segment and the deployment of excess liquidity into higher interest earning assets. While earnings at the consumer finance segment have been negatively affected by a higher provision for loan losses in 2016, the implementation of scorecard technology and the hiring of loan personnel in certain markets resulted in loan growth during the second quarter of 2016 and position the consumer finance segment for loan growth in the future.  The mortgage banking segment has experienced higher loan production, especially during the second quarter of 2016 with a 9.1 percent increase over the second quarter of 2015, primarily as a result of  a favorable interest rate environment.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $2.7 million for the second quarter of 2016, compared to net income of $1.6 million for the second quarter of 2015.  For the first six months of 2016, the Bank reported net income of $4.0 million, compared to $2.8 million for the first six months of 2015.

Positive factors influencing  net income of the retail banking segment for the second quarter and first six months of 2016 include: (1) the effect of loan growth on interest income, as average loans at C&F Bank for the first six months of 2016 increased $65.2 million or 11.5 percent since the same period in 2015,  (2) an increase in non-interest income due to fees collected on loans closed under a new loan interest rate swap program implemented during the second quarter of 2016, (3) an increase in branch fee and check card interchange income, (4)  one-time revenue items associated with a contract amendment for one of the Bank’s debit card programs, the Bank’s BOLI program and a gain on the sale of a Bank-owned property,  and (5) a lower cost of borrowings resulting from the maturity of a portion of the Bank’s higher-rate FHLB advances, which occurred in the third quarter of 2015. Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio due to replacing matured and called securities with lower-yielding securities, (2)  a decline in the yield on loans due to the effects of the low interest rate and competitive loan environment and a  decline in the net accretion on loans acquired in the 2013 purchase of Central Virginia Bank (CVB), as discussed below, and (3)  higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its commercial lending teams, expanding its product offerings and promoting brand awareness.

The results for the second quarter and first half of 2016 and 2015 for the retail banking segment included the acquisition accounting adjustments recorded in connection with the 2013 acquisition of CVB. The net accretion attributable to these adjustments recognized in the second quarter and first half of 2016 was  $294,000 and $505,000, net of taxes, respectively, compared to $354,000 and $841,000, net of taxes for the second quarter and first half of 2015, respectively.

C&F Bank’s total nonperforming assets were $6.1 million at June 30, 2016, compared to $7.1 million at December 31, 2015. Nonperforming assets at June  30, 2016 included $5.6 million in nonaccrual loans, compared to $6.2 million at December 31, 2015, and $579,000 in other real estate owned (OREO), compared to $942,000 at December 31, 2015.  The decrease in nonaccrual loans during the first half of 2016 was primarily due to loan payoffs. The OREO decrease during the first half of 2016 was primarily due to the sale of several OREO properties.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $650,000 for the second quarter of 2016, compared to net income of $262,000 for the second quarter of 2015. For the first six months of 2016, C&F Mortgage Corporation reported net income of $972,000, compared to net income of $309,000 for the first six months of 2015.

The improvement in net income of the mortgage banking segment resulted from an increase in the mortgage loan pipeline and mortgage loans closed and sold during the second quarter and first six months of 2016,  compared to the same periods of 2015. Loan volume increased as a result of favorable interest rate fluctuations in the 10-year Treasury rate,  which resulted in higher gains on sales of loans and higher ancillary loan origination fees. These revenue increases were partially offset by increases in both fixed and income-based employee compensation expense, as well as loan production expenses.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.7 million for the second quarter of 2016, compared to net income of $2.5 million for the second quarter of 2015.    For the first six months of 2016, C&F Finance Company reported net income of $2.8 million, compared to net income of $4.2 million for the first six months of 2015.

The declines in net income for the second quarter and first six months of 2016, compared to the  same periods in 2015,  were principally due to increases of $1.5 million and $2.6 million, respectively, in the segment’s provision for loan losses, which are attributable to higher charge-offs and loan growth.  Partially offsetting the effect of the higher provisions for loan losses were the effects on net interest income of the  $15.7 million and $12.7 million increases in average loans for the second quarter and first six months of 2016, respectively.  The increases in average loans were attributable to the purchase of a consumer finance loan portfolio at the end of the second quarter of 2015, along with organic loan growth during the first half of 2016. During the first half of 2016, C&F Finance implemented a scorecard system that improved underwriting and pricing efficiencies, which, along with personnel additions in certain major markets, led to an increase in loan originations during 2016.

The results of the consumer finance segment included a $3.6 million and an $8.2 million provision for loan losses for the second quarter and first six months of 2016, compared to $2.1 million and $5.6 million for the second quarter and first six months of 2015. The annualized net charge-off ratio for the first six months of 2016 was 4.88 percent, compared to 4.22 percent for the first six months of 2015. Loan charge-offs increased for the second quarter and first six months of 2016 due to (1) net charge-offs related to the consumer finance loan portfolio purchased during the second quarter of 2015, which had the effect of increasing this ratio 45 basis points for the first six months of 2016 and (2) economic and competitive factors affecting non-prime consumer finance customers. The allowance for loan losses to total loans increased to 8.35 percent at June 30, 2016, compared to 8.21 percent at December 31, 2015, and 8.28 percent at June 30, 2015. While charge-offs for the first half of 2016 increased, compared to the first half of 2015, management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. At June  30, 2016, total delinquent loans as a percentage of total loans declined to 4.51 percent from 6.22 percent at December 31, 2015 and increased from 4.40 percent at June 30, 2015.  At June  30, 2016, repossessed assets totaled $2.5 million, compared to $2.1 million at December 31, 2015, and $1.8 million at June 30, 2015. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future,  or if the consumer finance segment continues to grow its loan portfolio, C&F Finance Company may need to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $292,000 for the second quarter of 2016, compared to a net loss of $298,000 for the second quarter of 2015.  For the first six months of 2016, other segments reported an aggregate net loss of $601,000 compared to a net loss of $572,000 for the first six months of 2015. The higher net loss during the first half of 2016, compared to the first half of 2015, resulted from lower earnings at the Corporation’s wealth management subsidiary due to stock market volatility in the first half of 2016.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 32 cents per share during the second quarter of 2016, which was paid on July 1, 2016.  This dividend equates to a payout ratio of 23.4 percent of earnings per share for the second quarter of 2016.  The dividend payout ratio was 30.8 percent for the first half of 2016. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, and expected future earnings. Also during the second quarter of 2016, the Board of Directors of the Corporation reauthorized the Corporation’s share repurchase program to purchase up to $5 million of the Corporation’s common stock through May 2017.

During the second quarter of 2016, the Corporation qualified for inclusion in the Russell 2000® Index, which serves as a benchmark for small-cap stocks in the United States. Management believes that inclusion in the Russell 2000® has the potential to raise the Corporation’s profile and generate greater interest in the Corporation’s stock at an institutional investor level.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $46.50 per share on July  25, 2016.  At June 30, 2016, the book value of the Corporation was $39.89 per common share.

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, the effects of future interest rate levels and fluctuations, and the effect of the inclusion of the Corporation’s stock in the Russell 2000® index. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/2016	12/31/2015	6/30/2015
	(unaudited)	**	(unaudited)
Interest-bearing deposits in other banks	$81,565	$143,264	$127,856
Investment securities - available for sale, at fair value	212,086	219,476	218,349
Loans held for sale, at fair value	61,573	44,000	65,468
Loans, net:
Retail Banking segment	647,002	595,196	559,611
Mortgage Banking segment	2,847	2,895	2,701
Consumer Finance segment	274,601	267,801	264,311
Restricted stocks, at cost	3,403	3,345	3,345
Total assets	1,414,228	1,405,076	1,372,936
Deposits	1,078,459	1,073,633	1,042,828
Repurchase agreements	17,868	17,093	17,507
Borrowings	153,186	160,168	164,150
Shareholders' equity	137,719	131,059	125,998

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(unaudited)		(unaudited)
Interest income	$22,303	$21,350	$44,268	$42,153
Interest expense	2,218	2,176	4,480	4,207
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	-	15	-	30
Consumer Finance segment	3,600	2,140	8,200	5,640
Noninterest income:
Gains on sales of loans	2,552	2,002	4,282	3,647
Other	5,171	3,513	8,604	6,969
Noninterest expenses:
Salaries and employee benefits	10,522	9,938	20,693	20,102
Other	7,125	6,716	14,044	13,302
Income tax expense	1,818	1,779	2,570	2,742
Net income	4,743	4,101	7,167	6,746
Earnings per common share - assuming dilution	1.37	1.21	2.08	1.98
Earnings per common share - basic	1.37	1.21	2.08	1.98

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,659	19,622	40,889	38,649
Interest income on securities-FTE	2,017	2,200	4,104	4,439
Total interest income-FTE	22,819	21,908	45,313	43,274
Net interest income-FTE	20,601	19,732	40,833	39,067

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(unaudited)		(unaudited)
Net income - Retail Banking	$2,700	$1,602	$4,029	$2,787
Net income - Mortgage Banking	650	262	972	309
Net income - Consumer Finance	1,685	2,535	2,767	4,222
Net loss - Other and Eliminations	(292)	(298)	(601)	(572)
Mortgage loan originations - Mortgage Banking	176,075	161,445	280,047	277,393
Mortgage loans sold - Mortgage Banking	139,928	137,454	262,474	240,204

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$119,699	$142,247	$129,868	$153,813
Investment securities - available for sale, at amortized cost	207,207	212,299	209,408	212,280
Loans held for sale	35,610	48,658	32,094	38,824
Loans:
Retail Banking segment	640,477	575,450	630,297	565,066
Mortgage Banking segment	3,458	3,508	3,470	3,417
Consumer Finance segment	293,810	278,106	291,888	279,232
Restricted stocks, at cost	3,403	3,345	3,375	3,387
Total earning assets	1,303,664	1,263,613	1,300,400	1,256,019
Total assets	1,400,981	1,361,421	1,399,219	1,352,640

Time, checking and savings deposits	861,233	860,558	864,564	861,340
Borrowings	172,103	169,055	173,833	167,578
Total interest-bearing liabilities	1,033,336	1,029,613	1,038,397	1,028,918
Demand deposits	210,368	184,909	204,396	178,224
Shareholders' equity	134,427	125,049	133,377	124,581

Asset Quality	6/30/2016	12/31/2015	6/30/2015
	(unaudited)	**	(unaudited)
Retail Banking
Loans, excluding purchased loans	$586,052	$525,283	$481,054
Purchased performing loans[1]	59,620	67,022	74,085
Purchased credit impaired loans[1]	12,437	13,908	15,615
Total loans	$658,109	$606,213	$570,754

Nonaccrual loans[2]	$5,350	$5,615	$4,064
Purchased performing-nonaccrual loans[3]	210	542	604
Total nonaccrual loans	5,560	6,157	4,668
Other real estate owned (OREO)[4]	579	942	977
Total nonperforming assets[5]	$6,139	$7,099	$5,645

Accruing loans past due for 90 days or more[6]	$209	$761	$-

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,408	$5,080	$5,183
Purchased performing TDRs[7]	858	264	271
Total TDRs	$6,266	$5,344	$5,454

Allowance for loan losses (ALL)	$11,107	$11,017	$11,143
Nonperforming assets to loans and OREO	0.93%	1.17%	0.99%
ALL to total loans, excluding purchased credit impaired loans	1.72%	1.86%	2.01%
ALL to total nonaccrual loans	199.77%	178.93%	238.71%
Annualized net recoveries to average loans	(0.03)%	(0.01)%	(0.06)%

Mortgage Banking
Nonaccrual loans	$41	$-	$-
Total Loans	$3,445	$3,493	$3,284
ALL	$598	$598	$583
Nonperforming loans to total loans	1.19%	n/a	n/a
ALL to loans	17.36%	17.12%	17.75%
ALL to nonaccrual loans	1,458.54%	n/a	n/a

Consumer Finance
Nonaccrual loans	$257	$830	$229
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$299,630	$291,755	$288,156
ALL	$25,029	$23,954	$23,845
Nonaccrual loans to total loans	0.09%	0.28%	0.08%
ALL to total loans[8]	8.35%	8.21%	8.28%
Annualized net charge-offs to average total loans[9]	4.88%	5.50%	4.22%

[1]

The loans acquired from CVB are tracked in two separate categories: "purchased performing" and "purchased credit impaired." The fair value adjustments for the purchased performing loans are $768,000 at 6/30/16, $932,000 at 12/31/15 and $1.1 million at 6/30/15 for interest and  $2.6 million at 6/30/16,  $3.0 million at 12/31/15 and  $3.4 million at 6/30/15 for credit. The fair value adjustments for the purchased credit impaired loans are $4.3 million at 6/30/16, $4.0 million at 12/31/15 and  $4.2 million at 6/30/15 for interest and $7.0 million at 6/30/16, $7.8 million at 12/31/15,  and $8.1 million at 6/30/15 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.6 million at 6/30/16, $2.5 million at 12/31/15, and $2.2 million at 6/30/15.
[3]	Purchased performing-nonaccrual loans are presented net of fair value interest and credit marks totaling $137,000 at 6/30/16, $247,000 at 12/31/15 and $249,000 at 6/30/15.
[4]	OREO is recorded at its estimated fair value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more includes purchased credit impaired loans of $196,000 at 6/30/16 and $172,000 at 12/31/15.
[7]	Purchased performing TDRs are accruing and are presented net of fair value interest and credit marks totaling $13,000 at 6/30/16, $8,300 at 12/31/15 and $9,000 at 6/30/15.
[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 21 basis points at 6/30/16,  32 basis points at 12/31/15 and 49 basis points at 6/30/15.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the annualized net charge-off ratio by 45 basis points for the six months ended 6/30/16 and 56 basis points for the year ended 12/31/15.

**Derived from audited consolidated financial statements.

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(unaudited)		(unaudited)
Annualized return on average assets	1.35%	1.20%	1.02%	1.00%
Annualized return on average common equity	14.11%	13.12%	10.75%	10.83%
Annualized net interest margin	6.36%	6.27%	6.32%	6.25%
Dividends declared per common share	$0.32	$0.30	$0.64	$0.60
Weighted average common shares outstanding - assuming dilution	3,453,136	3,394,291	3,451,438	3,404,415
Weighted average common shares outstanding - basic	3,451,746	3,394,236	3,450,188	3,404,204
Market value per common share at period end	$44.76	$37.05	$44.76	$37.05
Book value per common share at period end	$39.89	$37.12	$39.89	$37.12
Price to book value ratio at period end	1.12	1.00	1.12	1.00
Price to earnings ratio at period end (ttm)	11.87	10.12	11.87	10.12

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	6/30/2016			6/30/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,636	$23	$20,659	$19,603	$19	$19,622
Interest income on securities	1,524	493	2,017	1,661	539	2,200
Total interest income	22,303	516	22,819	21,350	558	21,908
Net interest income	20,085	516	20,601	19,174	558	19,732

	For The Six Months Ended
	6/30/2016			6/30/2015
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$40,842	$47	$40,889	$38,621	$28	$38,649
Interest income on securities	3,106	998	4,104	3,346	1,093	4,439
Total interest income	44,268	1,045	45,313	42,153	1,121	43,274
Net interest income	39,788	1,045	40,833	37,946	1,121	39,067

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”